CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION

                            (After Issuance of Stock)

                                          Filed by:_____________________

                              TDT DEVELOPMENT, INC.

      I, the undersigned President and Secretary of TDT Development, Inc., do hereby certify:

            That the Board of Directors of said corporation by unanimous written consent dated January 24, 2001, adopted a resolution to amend the original articles as follows:

            Article 3 is hereby deleted in its entirety and the following
Article 3 is hereby inserted in lieu thereof to read as follows.

            "3. Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, of which 50,000,000 shares shall be common stock, par value $.0001 per share, and 5,000,000 shares shall be blank check preferred stock, par value $.0001 per share, none of which has been designated.

                  The Board of Directors is vested with the authority to
            authorize by resolution from time to time the issuance of the preferred stock in one or more series, and to prescribe the number of shares of preferred stock within each such series and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series, including preferences and relative rights that may be superior to the shares of common stock."

            Article 9 is hereby adopted and added in its entirety to read as follows:

            "9. Limitation on Liability. To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director."

            Article 10 is hereby adopted and added in its entirety to read as follows:

            "10. Indemnification. The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by law, subject to any limits on such excess indemnification as set forth therein."

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      The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 8,004,000; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                    /s/ Pietro Bortolatti
                                    ------------------------------------------
                                    Pietro Bortolatti
                                    President and Secretary

State of Canada         )
                        ) ss.
County of Quebec        )

On January 26, 2001, personally signed before me, a commissaire a l'assermentation, Pietro Bortolatti, who acknowledged that he executed the above instrument.


                                    /s/ Sylvie Despres
                                    ------------------------------------------
                                    Signature

                        (COM. A L/ASSERM. STAMP OR SEAL)